                                                                    EXHIBIT 11

                          CREDIT ACCEPTANCE CORPORATION
                     STATEMENT OF COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                                   (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                        ------------------------
(Dollars in thousands, except per share data)             3/31/97      3/31/98
--------------------------------------------------------------------------------
ACTUAL
Net income .........................................   $    12,038   $     6,887
                                                       -----------   -----------
Weighted average number of common shares
   outstanding during the period ...................    46,076,448    46,113,115

Common stock equivalents ...........................       826,044       836,558

Weighted average number of common shares
   and common stock equivalents ....................    46,902,492    46,949,673
                                                       -----------   -----------
Net earnings per share:

   Basic ...........................................   $       .26   $       .15
                                                       ===========   ===========
   Diluted .........................................   $       .26   $       .15
                                                       ===========   ===========